EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $2.83 on Revenues of $188 Million

ROGERS, Ark., Aug. 17, 2020 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the first quarter of fiscal year 2021.

“Once again, results were strong, and our ‘scoreboard’ is solid. We are certainly proud of the operating success; however, we do not celebrate the scoreboard. We look deeper at the quality of our daily work and how we can continue to improve and fulfill our obligation to serve significantly more customers into the future. While we are making good progress we maintain a sense of urgency to quickly improve in all areas,” said Jeff Williams, President and CEO. “We have a great team here at America’s Car-Mart sharing a common goal of giving our customers peace of mind with their local transportation needs by keeping them on the road after the sale. How we conduct our business has a direct effect on the quality of life and the overall health of our communities, a responsibility we take to heart. Through the continuing challenges related to the pandemic and social unrest, we continue to focus on the health, safety, and growth of our associates and how we can add value in the communities we serve.

“We have stepped up and will continue to make a positive difference by holding ourselves to a higher standard, always moving our expectations up as we move forward,” added Mr. Williams. “We have never been more certain of our purpose and our place in the world and will continue to make investments in our future with laser focus in the areas of recruiting, training and retention of great associates. These investments include our new Car-Mart University program, an enhanced customer experience with emphasis on digital channels via our Customer Care Team, and better inventory procurement as we leverage our scale and improve the quality and consistency of the vehicles we sell.

“Our results were strong with top-line growth up over 9%, net charge-offs down significantly and nice leveraging of our selling, general and administrative costs. Our balance sheet is in great shape and will allow for us to be nimble as we see opportunities. We are very thankful to our associates for their hard-work, dedication, and commitment to each other and to our customers and our communities. Once, again, we have a great team and we will be intentional about making a positive difference in the world and growing our company in the right way,” said Mr. Williams. “We opened two new dealerships during the quarter and have two more in progress. We continue to grow our customer base from our existing dealerships and believe we have significant growth opportunities in towns we already serve. Additionally, we believe that we will have acquisition opportunities as we move forward. As always, our goal is to continue to grow at a rate at which we can support our customers at the highest levels. Our future is bright, and we are excited about our business as we look forward.”

“Our overall revenue increase was driven by a 12.2% increase in the average retail sales price combined with a $3.3 million increase in interest income.  Our first quarter sales volumes were impacted by reduced inventory levels, especially at the lower price points, and lower customer traffic both as a result of the pandemic, although volumes improved as we moved through the quarter,” said Vickie Judy, Chief Financial Officer.  “We were able to take advantage of recent efforts by rental car companies to reduce their fleets, allowing us to acquire some newer model, lower mileage vehicles at affordable prices for our customers.  Net charge-offs for the quarter, as a percentage of average finance receivables, were down to 4.8%, positively impacted by the hard work of our associates to help customers through this pandemic and by the additional CARES Act enhanced unemployment payments. We saw leveraging with our selling, general, and administrative expenses as we took steps to reduce expenses early in the pandemic.  All of our associates are back to work full time, and we will continue to invest to build and enhance our infrastructure to support a growing customer base.

“Our cash balance is $50.6 million and our debt, net of cash, to finance receivable is 25.4%.  During the quarter, we added $22.2 million in receivables, funded $2.9 million in net capital expenditures, and increased inventory by $19.8 million, with only a $7.7 million increase in debt, net of cash. Our balance sheet is strong, and our vision is clear as we push for market share increases by providing a great customer experience and earning repeat business,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Tuesday, August 18, 2020 at 11:00 a.m. Eastern Time to discuss first quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #3239645.

About America's Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in twelve states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

America’s Car-Mart was named to the Forbes America’s Best Mid-Size Employers list for two consecutive years in 2019 and 2018 and has sold nearly 700,000 vehicles since fiscal year 2000.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements may include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality; and
  the Company’s business and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  business and economic disruptions and uncertainty resulting from the COVID-19 pandemic and efforts to mitigate the financial impact and health risks associated with the pandemic;
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:              Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2020	Three Months Ended
	July 31,		vs.	July 31,
	2020	2019	2019	2020	2019
Operating Data:
Retail units sold	12,176	12,523	(2.8)%
Average number of stores in operation	148	144	2.8
Average retail units sold per store per month	27.4	29.0	(5.5)
Average retail sales price	$12,800	$11,410	12.2
Gross profit per retail unit	$5,579	$4,886	14.2
Same store revenue growth	5.5%	3.3%
Net charge-offs as a percent of average finance receivables	4.8%	5.4%
Collections as a percent of average finance receivables	13.0%	13.5%
Average percentage of finance receivables-current (excl. 1-2 day)	84.8%	83.0%
Average down-payment percentage	7.6%	6.5%

Period End Data:
Stores open	150	145	3.4%
Accounts over 30 days past due	2.6%	3.8%
Active customer count	81,738	77,199	5.9
Finance receivables, gross	$643,335	$561,104	14.7%

Statements of Operations:
Revenues:
Sales	$162,799	$150,074	8.5%	100.0%	100.0%
Interest income	25,112	21,804	15.2	15.4	14.5
Total	187,911	171,878	9.3	115.4	114.5

Costs and expenses:
Cost of sales	94,874	88,885	6.7	58.3	59.2
Selling, general and administrative	28,757	28,671	0.3	17.7	19.1
Provision for credit losses	36,084	31,475	14.6	22.2	21.0
Interest expense	1,719	2,004	(14.2)	1.1	1.3
Depreciation and amortization	938	967	(3.0)	0.6	0.6
Loss on disposal of property and equipment	-	37	-	-	-
Total	162,372	152,039	6.8	99.7	101.3

Income before taxes	25,539	19,839		15.7	13.2

Provision for income taxes	5,975	4,328		3.7	2.9

Net income	$19,564	$15,511		12.0	10.3

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$19,554	$15,501

Earnings per share:
Basic	$2.95	$2.32
Diluted	$2.83	$2.21

Weighted average number of shares used in calculation:
Basic	6,632,445	6,684,282
Diluted	6,915,596	7,016,752

	July 31,	April 30,	July 31,
	2020	2020	2019

Cash and cash equivalents	$50,618	$59,560	$1,640
Finance receivables, net	$482,528	$466,141	$431,610
Inventory	$56,220	$36,414	$44,651
Total assets	$698,988	$667,324	$548,779
Total debt	$214,283	$215,568	$158,677
Treasury stock	$246,911	$246,911	$235,617
Total equity	$325,849	$302,759	$273,036
Shares outstanding	6,641,994	6,619,319	6,660,281

Finance receivables:
Principal balance	$643,335	$621,182	$561,104
Deferred revenue - payment protection plan	(24,878)	(24,480)	(21,831)
Deferred revenue - service contract	(11,637)	(11,641)	(10,727)
Allowance for credit losses	(160,807)	(155,041)	(129,494)

Finance receivables, net of allowance and deferred revenue	$446,013	$430,020	$399,052

Allowance as % of principal balance net of deferred revenue	26.5%	26.5%	24.5%

Changes in allowance for credit losses:
	Three months Ended
	July 31,
	2020	2019
Balance at beginning of period	$155,041	$127,842
Provision for credit losses	36,084	31,475
Charge-offs, net of collateral recovered	(30,318)	(29,823)
Balance at end of period	$160,807	$129,494